Prospectus Supplement dated May 30, 1997, to the Prospectus of United Waste Systems, Inc., dated May 31, 1994 (the "Prospectus") (included in Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1, No. 33-62420)
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     The Prospectus under the caption "Selling Security Holders"
indicates that Michael Bloch("Bloch") is a Selling Security Holder with respect to certain shares of Common Stock of United Waste Systems, Inc.(the "Company"), underlying Specified Warrants owned by Bloch. Bloch has heretofore sold to Prudential Securities Incorporated ("Prudential") certain of the Specified Warrants that were owned by him. The Specified Warrants sold to Prudential entitle the holder to purchase 86,238 shares of the Company's Common Stock, at an exercise price of $3.038 per share, through March 4, 2001. (The foregoing description of the terms of such Specified Warrants give effect to (i) adjustments resulting from a 2-for-1 stock split effected by the Company on June 18, 1996, and
(ii) an amendment extending the term of such warrants)   As a
result of such sale, Prudential has become a Selling Security Holder for purposes of the Prospectus with respect to the 86,238 shares of Common Stock underlying such Specified Warrants sold to it. Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.